EXHIBIT 5.2
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
[WSGR Letterhead]
January 28, 2010
Eastman Kodak Company
343 State Street
Rochester, New York 14650
Ladies and Gentlemen:
     We are acting as counsel to Eastman Kodak Company, a New Jersey corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the holders thereof of $300,000,000 in aggregate principal amount of the Company’s 10.50% Senior Notes due 2017 (the “Notes”), the guarantees related thereto (the “Guarantees”) by Creo Manufacturing America LLC, Eastman Gelatine Corporation, Eastman Kodak International Capital Company, Inc., Far East Development Ltd., FPC Inc., Kodak Americas, Ltd., Kodak Aviation Leasing LLC, Kodak Imaging Network, Inc., Kodak (Near East), Inc., Kodak Philippines, Ltd., Kodak Portuguesa Limited, Kodak Realty, Inc., Laser Edit, Inc., Laser-Pacific Media Corporation, NPEC Inc., Pacific Video, Inc., Qualex Inc. and Pakon, Inc. (the “Guarantors”), the Warrants (defined below) and the Underlying Shares (defined below), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2009, as amended by Post Effective Amendment No. 1 thereto, filed with the Commission on January 28, 2010 (the “Registration Statement”). The Notes and Guarantees were issued pursuant to the indenture (the “Indenture”), dated as of September 29, 2009, by and among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent.
     Concurrently with the issuance of the Notes, the Company also issued warrants (the “Warrants”) to purchase 40,000,000 shares (the “Underlying Shares” and, collectively with the Notes, the Guarantees and the Warrants, the “Securities”) of the Company’s Common Stock, par value $2.50 per share, pursuant to the terms of the Note and Warrant Purchase Agreement dated as of September 16, 2009, among the Company, KKR Jet Stream (Cayman) Limited and Kohlberg Kravis Roberts & Co. L.P.
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Notes have been duly authenticated by the Trustee as provided in the Indenture. We have assumed that the

Notes have been duly authorized, executed and delivered by the Company and the Trustee, that each of the Indenture and the Guarantees have been duly authorized, executed and delivered by the Company, the Guarantors and the Trustee and that the Warrants have been duly authorized, executed and delivered by the Company.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:
1.	The Indenture is a valid and binding agreement of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforceability is considered at law or in equity).

2.	The Notes constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforceability is considered at law or in equity).

3.	Each Guarantee constitutes the valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforceability is considered at law or in equity).

4.	The Warrants constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforceability is considered at law or in equity).
     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

     We are members of the bar of the State of New York. For purposes of this opinion, we do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York and the Federal laws of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement and any Prospectus Supplement related to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.